UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2023

Tingo Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35850	27-0016420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 West Grand Avenue, Suite 3
Montvale, New Jersey 07645

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 225-0190

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	TIO	The NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2023, Amir Ayalon, who accepted the position of Group Chief Financial Officer on October 2, 2023, moved into a part-time consultancy role due to a significant change in his personal circumstances. Mr. Ayalon, currently residing in Israel, cited personal difficulties and family commitments stemming from the conflict in the region, which combined with associated travel restrictions, meant it was no longer possible for him to devote the time and attention required to properly fulfill his duties as Group CFO.

Tingo Group, Inc. (the “Company”) has since initiated a search to recruit a permanent Group Chief Financial Officer. In the meantime, until such an appointment is made, the Company’s former long-time Chief Financial Officer and its current Chief Financial Officer for Asia Pacific, Hao (Kevin) Chen, has agreed to fill the role on an interim basis.

On November 22, 2023, the Company’s board of directors appointed Mr Chen as Group Chief Financial Officer.

Mr. Chen, 41, has more than 15 years of experience providing financial services to a variety of public and private companies, including in the role as Chief Financial Officer. He has a demonstrated history of working within the technology industry and is skilled in US GAAP accounting, SOX internal controls, debt and equity financing and strategic management. Prior to serving as the Chief Financial Officer of Tingo Group, Inc. between November 29, 2021 and October 2, 2023, Mr Chen served as the Chief Financial Officer at Tingo Group Inc. Before that he served as the Chief Financial Officer and board member of China Rapid Finance (NYSE:XRF), a holding company operating primarily in the emergency rescue services business, which utilizes cloud and other cutting-edge technologies to provide emergency rescue services, including an app based mobile platform, cloud call centers and large data centers. Prior to that, Mr. Chen served as a Senior Financial Reporting Manager to Qunar.com, a Chinese online travel platform (NASDAQ:QUNR) from 2013 to 2015 and served as an Audit Manager with Ernst & Young from 2008 to 2013. Mr. Chen holds a Master of Business Administration from Kellogg School of Management at Northwestern University, a Master of Economics from Shanghai University of Finance and Economics and a Bachelor of Mathematics from Shandong University. He is a Certified Public Accountant in the U.S.

The Company and Mr. Chen are finalizing the negotiation of Mr. Chen’s employment agreement and will file such agreement when available.

Mr. Chen has no family relationships with any director or executive officer of the Company. There are no arrangements between Mr. Chen and any other person pursuant to which Mr. Chen was appointed as an officer of the Company. There are no transactions to which the Company is or was a participant and in which Mr. Chen has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Information.

On November 22, 2023, MICT Telematics LTD, a wholly owned subsidiary of Tingo Group Inc., sold 2,951,618 shares of Micronet Ltd. which constitute all of its holdings for a total price of 4,250,330 NIS (approximately $1,100,000).  The Company decided to dispose of its interest in Micronet Ltd. having considered the level of losses being incurred and the fact that the business is no longer core to the Company’s strategy following the acquisitions of Tingo Mobile and Tingo Foods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2023	TINGO GROUP, INC.

	By:	/s/ Dozy Mmobuosi
		Name:	Dozy Mmobuosi
		Title:	Interim Co-CEO

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